Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147246 on Form S-8 of Solar Power, Inc. of our report dated April 15, 2014 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Solar Power, Inc. for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

San Francisco, California

April 15, 2014